Exhibit 99.1
October 10, 2006
Dear Investor,
As of September 30, 2006 the Fund’s year-to-date estimated performance is down 3.50%. Most of Q4 still lies ahead of us, and while past performance is not a guarantee of future results, Q4 can be a very productive period for our strategies.
While periods of underperformance are inevitable and must be expected from even the best investment managers, they can nonetheless be difficult to endure for both the manager and the investor when they do occur. We do not take your confidence in Campbell & Company for granted, and for that reason we would like to take this opportunity to review some thoughts about our recent performance with you directly.
Firstly, I want to assure you that the same disciplined research and trading philosophy that has enabled Campbell & Company to consistently out-perform many of our peers over the last decade remains intact. We continue to be totally committed to systematic trading, and this is evidenced by the high level of investment we continue to make in technology, in research, and in our people.
Secondly, Campbell & Company has always eschewed the “star” system found in many investment management firms, where results hinge upon the heroic efforts of a single person or a few talented individuals. At Campbell & Company our research and technology groups (who comprise over half of our 135-person staff) work in well-defined teams, enabling the trading models we develop to reflect the collective experience, intellect, imagination and effort of the entire team.
Thirdly, I would like to briefly review the three main areas that caused losses so far this year. In each case, setbacks arose from sharp reversals of previously existing trends. In April, the currency markets moved sharply against our positions as a result of widespread speculation of an early rate hike by the Bank of Japan, even though the hike never actually materialized. The very next month, the US Fed surprised the markets with a somewhat more hawkish FOMC comment than expected, disrupting the prevailing equity and currency trends. This move has also subsequently reversed.
Finally, September’s losses in the energy sector resulted from the sharp reversal of a very strong bull trend that had been intact for over two years.
It is important to note that the trading models that got “caught” in each of the moves referenced above were exactly the same trading models that by and large delivered excellent performance over previous years. The fact is that every systematic trading model ever devised will experience losses in some time periods.

It is critically important, however, for the investment manager to maintain discipline, particularly during adverse performance periods, to ensure that, over time, effective trading models will have the opportunity to participate and succeed as they were designed to do.
Campbell & Company’s risk management process and capital allocation procedures are designed to help our program weather difficult times such as these. The goal of our risk management process is certainly not to avoid incurring any losses — this simply would not be a realistic objective. Rather, our goal is to keep losses to a manageable size, with the objective of preserving investor capital and thereby maintain the ability to recover from periods of adverse performance. Our capital allocation procedures take a medium to long-term approach, which means that we may sometimes miss short-term “opportunities” in favor of longer-term, more consistent gains. Consequently, Fund investors have generally done very well over longer holding periods, as the attached table demonstrates.

	Number
Campbell Alternative Asset Trust	of Time	Number	Number	Percentage
October 2001 - September 2006	Periods	Profitable	Unprofitable	Profitable
Total Months	60	33	27	55.00%
12 Month Rolling Windows	49	45	4	91.84%
24 Month Rolling Windows	37	37	0	100.00%
36 Month Rolling Windows	25	25	0	100.00%
48 Month Rolling Windows	13	13	0	100.00%
60 Month Rolling Windows	1	1	0	100.00%
Past performance is not necessarily indicative of future results.
You will note that the table above extends back over five years; Campbell & Company’s history as an investment manager extends back over 35 years. Campbell & Company’s longevity is not an accident. I remain confident that Campbell & Company’s passion to succeed and our commitment to disciplined, systematic trading will allow us to continue to steer a straight course through stormy periods, and will continue to drive our goal of generating competitive risk-adjusted returns.
Finally, I want to take this opportunity to advise you of a more personal development. I was recently diagnosed with an oral cancer, for which I will be undergoing radiation and chemotherapy treatment in the coming months.
As I mentioned earlier in this letter, Campbell & Company operates in a team-based environment, and this extends to the executive team as well as the research process. While I do expect to continue to participate in the affairs of the company during my treatment, other members of the executive team have been temporarily empowered to do all that needs to be done whenever I am absent. In such circumstances Terri Becks (CFO) and Kevin Heerdt (COO) will be jointly responsible for the day-to-day management of the company. Chairman Keith Campbell will be available to Terri and Kevin at all times, and I expect to also be accessible.

We greatly appreciate your continuing confidence in allowing us to manage your investment, and look forward to a continuing and mutually successful relationship for many years to come.
Sincerely,

Bruce Cleland
President & CEO
Campbell & Company